UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)     December 1, 2005
CINCINNATI BELL INC.

(Exact Name of Registrant as Specified in Its Charter)
Ohio

(State or Other Jurisdiction of Incorporation)

1-8519	31-1056105

(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street	45202

(Address of Principal Executive Offices)	(Zip Code)
(513) 397-9900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K
Cincinnati Bell Inc.
Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
     Acceleration of Vesting of Stock Options. On December 1, 2005, the Compensation Committee of the Board of Directors of Cincinnati Bell Inc. (the “Company”) approved the acceleration of the vesting of all unvested stock options granted in 2003, 2004 and 2005 that are “underwater” as of the close of business on December 30, 2005. A stock option will be considered to be “underwater” if the option exercise price is greater than the closing price on December 30, 2005 of the Company’s common stock as reported on the New York Stock Exchange. Accordingly, the specific options to be accelerated cannot be determined prior to the close of the market on December 30, 2005.
     As a result of the Committee’s action, all “underwater” unvested stock options will become exercisable effective as of the close of business on December 30, 2005, rather than the later dates when such options would have vested in the normal course. The Company’s stock options generally vest over a three-year period.
     The decision to accelerate the vesting of these stock options was made primarily to reduce compensation expense that otherwise would be recorded in future periods following the Company’s adoption in the first quarter of 2006 of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). In December 2004, the Financial Accounting Standards Board issued SFAS 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Starting January 1, 2006, the Company must recognize compensation expense over the applicable vesting period related to awards that are granted on or after January 1, 2006, and related to the unvested portion of awards granted prior to January 1, 2006. Additionally, the Company believes this decision to accelerate the vesting of these stock options further enhances management’s focus on shareholder return and is in the best interest of the Company’s shareholders.
     New Stock Option Grants. Also on December 1, 2005, the Compensation Committee awarded an aggregate of 1,673,700 stock options to certain Company employees, which includes an award of 425,000 stock options to the Company’s chief executive officer and awards totaling 502,400 stock options to the other executive officers. The terms of these new stock options provide for immediate vesting in full. However, in order to preserve the long-term incentive characteristic of stock options and to prevent unintended personal benefits to the recipients of these December 1, 2005 option grants, the Committee restricted each recipient’s right to sell any shares obtained upon exercise of such options to 28% upon the first anniversary date of the grant and an additional 3% per month in each of the 24 months thereafter. These selling restrictions will lapse in the event that the option holder’s employment with the Company would terminate prior to the expiration of such restrictions. The intent of these selling restrictions is to limit the recipient’s ability to sell shares consistent with the standard schedule under which the Company’s stock options have customarily vested for the past several years. The decision to fully vest these stock options upon issuance was made primarily to reduce compensation expense that otherwise would be recorded in future periods following the Company’s adoption in the first quarter of 2006 of SFAS 123(R). Additionally, the Company believes this action further enhances management’s focus on shareholder return and is in the best interest of the Company’s shareholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.
By:	/s/ Christopher J. Wilson

Christopher J. Wilson Vice President, General Counsel and Secretary
Date: December 7, 2005

3